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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                     FORM 15

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   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File
              Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number: 0-18880

                            ATRIX INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                            14301 Ewing Avenue South
                           Burnsville, Minnesota 55306
                                 (612) 594-6154
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.04 par value
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(ii)   [ ]
       Rule 12g-4(a)(2)(ii)    [ ]        Rule 15d-6             [ ]
       Rule 12h-3(b)(1)(i)     [X]

 Approximate number of holders of record as of the certification or notice date:
                  ONE (1) holder of record of the Common Stock


         Pursuant to the requirements of the Securities Exchange Act of 1934, Atrix International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 30, 1999                   ATRIX INTERNATIONAL, INC.

                                       By:
                                          --------------------------------------
                                           Atrix International, Inc.
                                           Chief Executive Officer and President